UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2023 (July 3, 2023)
VSE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-03676	54-0649263
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6348 Walker Lane
Alexandria,	Virginia	22310
(Address of Principal Executive Offices)		(Zip Code)

(703) 960-4600
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.05 per share	VSEC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 3, 2023, VSE Corporation (“VSE” or the “Company”) and a majority of its wholly owned subsidiaries, as borrowers, entered into that certain Fifth Amendment (the “Amendment”) to the Fourth Amended and Restated Business Loan and Security Agreement, dated as of January 5, 2018 (as amended, restated or otherwise modified to date, the “Credit Agreement”) with Citizens Bank, N.A. and certain other banks and financial institutions from time to time party thereto (the “Lenders”) as lenders, and Citizens Bank, N.A., as administrative agent (as successor by merger to Citizens Bank of Pennsylvania ) (in such capacity, the “Administrative Agent”).

The Amendment, among other things, provides for the following: (i) the extension of a new term loan in the aggregate principal amount of $90.0 million (the “New Term Loan”), which will mature on the same date as the Company’s existing term loans; (ii) a reduction in the Company’s capacity to incur incremental revolving or term loan credit facilities from $100 million to $25 million; (iii) quarterly amortization payments for the New Term Loan in the amount of $2,250,000 (commencing for the fiscal quarter ending September 30, 2023); (iv) an increase in the maximum Total Funded Debt to EBITDA ratio from 4.50x to 5.00x, with such ratios decreasing thereafter as indicated in Table I below; (v) the addition of a tier to the top of the pricing grid if the Total Funded Debt to EBITDA ratio exceeds 4.50x; and (vi) expressly permitting the Desser Acquisition (as defined below) and the Loar Sale (as defined below). The net proceeds received by the Company under the New Term Loan were used to fund a portion of the cash consideration for the Desser Acquisition.

Table I.

Testing Period Ending	Maximum Total Funded Debt to EBITDA Ratio
June 30, 2023 through and including September 30, 2023	5.00 to 1.00
December 31, 2023 through and including June 30, 2024	4.75 to 1.00
September 30, 2024	4.50 to 1.00
December 31, 2024 through and including March 31, 2025	4.25 to 1.00
June 30, 2025 through and including June 30, 2025	4.00 to 1.00
September 30, 2025 and thereafter	3.75 to 1.00

From time to time, certain of the parties under the Credit Agreement and/or their affiliates provide financial services to the Company.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 3, 2023, the Company completed its previously announced acquisition of Desser-Graham Partnership, L.P. (“Desser Aerospace”). Desser Aerospace is a leading independent distributor of specialty aviation tires, tubes, brakes, and batteries and a provider of component Maintenance, Repair and Overhaul (MRO) services.

Pursuant to an agreement and plan of merger, dated May 3, 2023, by and among VSE Aviation, Inc., a wholly-owned subsidiary of the Company (“VSE Aviation”), one of VSE Aviation’s wholly-owned subsidiaries (“Merger Sub”), Desser Aerospace, and Desser Holdings Partnership GP, LLC, Merger Sub merged with and into Desser Aerospace resulting in Desser Aerospace being a wholly-owned subsidiary of VSE Aviation (the “Desser Acquisition”). VSE Aviation paid total cash consideration in connection with the Desser Acquisition of approximately $124 million, subject to certain customary post-closing adjustments. Concurrent with the closing of the Desser Acquisition, the Company sold Desser Aerospace’s propriety solutions businesses to Loar Group Inc. for cash consideration of approximately $30 million (the “Loar Sale”).

The Company funded the cash consideration for the Desser Acquisition with the $90 million of proceeds from the New Term Loan, together with $30 million of proceeds from the Loar Sale and $4 million of borrowings under the Company’s revolving credit facility under the Credit Agreement. Upon the closing of the Dessser Acquisition and the Loar Sale, the Company’s net total cash consideration for the remaining business of Desser Aerospace was approximately $94 million, subject to certain customary post-closing adjustments.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 and 2.01 is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On July 3, 2023, the Company published a press release announcing the completion of the Desser Acquisition and the Loar Sale. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
2.2*†
Agreement and Plan of Merger, dated as of May 3, 2023, by and among VSE Aviation, Inc., Diamond Merger Sub 1, LLC, Desser-Graham Partnership, L.P. and Desser Holdings Partnership GP, LLC, as the Representative (incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K filed with the SEC on May 5, 2023).

99.1	Press release dated July 3, 2023 related to the Desser Acquisition and the Loar Sale.

104	Cover Page Interactive Data File

*Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedules or exhibits to the Securities and Exchange Commission upon request.

†Certain information has been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted information to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VSE CORPORATION
(Registrant)

Date:	July 6, 2023	By:	/s/ Farinaz S. Tehrani
Farinaz S. Tehrani
Chief Legal Officer and Corporate Secretary